EXHIBIT 18.1
                                  ------------

                                     ARTHUR
                                    ANDERSEN


                                                        Arthur Andersen LLP
                                                        Suite 1500
                                                        One Marine Midland Plaza
                                                        Rochester NY 14604-2494
                                                        716 399 2800


April 22, 1999

Canandaigua Brands, Inc.


Re:  Form 10-K Report for the year ended February 28, 1999

Gentlemen/Ladies:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As of  February  28,  1999,  the Company  changed  from the  last-in,  first-out
("LIFO") method of accounting for inventories to the first-in, first-out ("FIFO") method. According to the management of the Company, this change was made for the following reasons: (1) a better matching of revenues and expenses of the Company's products sold, and therefore a better method of reporting the Company's results of operations; and (2) the FIFO method of accounting will provide improved financial comparability to other publicly-traded companies in the industry.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,


/s/ Arthur Andersen LLP